UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 15, 2022

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.

1-3526	The Southern Company	58-0690070
(A Delaware Corporation)
30 Ivan Allen Jr. Boulevard, N.W.
Atlanta, Georgia 30308
(404) 506-5000

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
The Southern Company	Common Stock, par value $5 per share	SO	New York Stock Exchange
The Southern Company	Series 2017B 5.25% Junior Subordinated Notes due 2077	SOJC	New York Stock Exchange
The Southern Company	2019 Series A Corporate Units	SOLN	New York Stock Exchange
The Southern Company	Series 2020A 4.95% Junior Subordinated Notes due 2080	SOJD	New York Stock Exchange
The Southern Company	Series 2020C 4.20% Junior Subordinated Notes due 2060	SOJE	New York Stock Exchange
The Southern Company	Series 2021B 1.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2081	SO 81	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In connection with a periodic review of its compensation plans and programs, on August 15, 2022, The Southern Company (the “Company”) amended and restated the Southern Company Change in Control Benefits Protection Plan (the “BPP” and, as amended and restated, the “Amended BPP”) and amended and restated the Southern Company Senior Executive Change in Control Severance Plan (the “Severance Plan” and, as amended and restated, the “Amended Severance Plan”).
Summaries of the BPP and the Severance Plan are included under the caption “Potential Payments Upon Termination or Change in Control” on pages 90 to 95 of the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 15, 2022 (the “Proxy Statement”) and are incorporated by reference herein. Capitalized terms used but not defined herein have the meanings ascribed to them in the Proxy Statement. The following description of the changes to the BPP and the Severance Plan is a summary only and is qualified by reference to the Amended BPP and the Amended Severance Plan, which are filed as Exhibits 10.1 and 10.2 hereto, respectively.
Changes to the BPP
The Amended BPP updates the definitions for change-in-control events and the treatment of equity compensation awards under certain change-in-control events, as follows:
•The Amended BPP eliminates the “Company Does Not Survive Merger” category of change-in-control events and modifies the “Company Change in Control I” category of change-in-control events to add the following additional triggering events: approval by the Company’s stockholders of a complete liquidation or dissolution of the Company and a sale or other disposition of substantially all of the assets of the Company. Events that previously would have been included in the “Company Does Not Survive Merger” category will now be included in the “Company Change in Control I” category.

•The Amended BPP provides that for grants of equity compensation awards on or after August 15, 2022:
•In the event of a Company Change in Control I, if a replacement award is provided to continue, replace or assume the award, the award will continue in effect in accordance with its terms;
•In the event of a Company Change in Control I, if a replacement award is not provided to continue, replace or assume the award, the award will fully vest and become exercisable, with performance-based awards vesting at the greater of (1) the target level and (2) the projected actual level of performance for the full performance period as of the date of the Company Change in Control I, as reasonably determined by the Compensation and Talent Development Committee of the Company’s Board of Directors (the “Compensation Committee”); and
•In the event of a Subsidiary Change in Control, unless the employment of a participant employed by the subsidiary undergoing the Subsidiary Change in Control is transferred to the Company or a remaining subsidiary of the Company, the participant’s outstanding awards will fully vest and become exercisable, with performance-based awards vesting at the target level.
Changes to the Severance Plan
•The Amended Severance Plan updates the (1) benefits payable to participants upon a qualifying termination of employment within two years after a change in control and (2) definitions for change-in-control events, as follows: The Severance Plan provides that the benefits payable to participants upon a qualifying termination of employment within two years after a change in control include a cash severance benefit equal to two times (or three times for the Chief Executive Officer of the Company) the sum of the participant’s annual base salary plus the participant’s target short-term cash incentive award (“Annual Incentive Award”), and a pro-rated payout of the participant’s target Annual Incentive Award for the year of termination. The Amended Severance Plan provides that the Annual Incentive Award amount used in both the cash severance calculation and the pro-rated Annual Incentive Award calculation will be the greater of the participant’s target Annual Incentive Award and the average of the participant’s actual Annual Incentive Award payouts for the three fiscal years preceding the year of the qualifying termination.
•The Amended Severance Plan updates the definition of change in control to be consistent with the definitions of “Company Change in Control I” and “Subsidiary Change in Control” under the Amended BPP.
•The Amended Severance Plan provides that, upon a qualifying termination of employment within two years after a change in control, Performance Share Units will vest at the greater of (1) the target level and (2) the projected actual level of performance for the full performance period as of the date of the change of control, as reasonably determined by the Compensation Committee.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Southern Company Change In Control Benefits Protection Plan, effective August 15, 2022.

10.2	Southern Company Senior Executive Change in Control Severance Plan, Amended and Restated, effective August 15, 2022.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2022	THE SOUTHERN COMPANY
	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary
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